Exhibit 99.1

FOR IMMEDIATE RELEASE

Pillarstone Capital REIT Completes Acquisition of 14 Real Estate Assets

Will Pursue New Value-Enhancing Real Estate Investment Opportunities
HOUSTON, December 8, 2016 (GLOBE NEWSWIRE) - Pillarstone Capital REIT (OTC: PRLE) (“Pillarstone” or the “Company”) today announced that it has acquired 14 real estate assets from Whitestone REIT (NYSE: WSR) (“Whitestone”).

Pillarstone has acquired the 14 real estate assets for a total transaction value of approximately $84.0 million from Whitestone, a company affiliated with certain members of Pillarstone’s management team and Board of Trustees. Pillarstone Capital REIT Operating Partnership, LP (“OP”) will assume approximately $65.9 million of debt associated with the properties, and Whitestone will receive operating partnership units (“OP Units”) of the OP valued at approximately $18.1 million1, comprising approximately 84% of the ownership of the OP. Following the acquisition, it is expected that Whitestone will consolidate the OP on its financial statements due to its significant equity ownership of the OP.

Key Benefits of the Transaction

•	Positions Pillarstone to pursue new value-enhancing real estate investment opportunities and develop and redevelop the acquired properties.

•	Retains Whitestone’s property management and leasing agreements and expertise for two years following the close of the transaction.

•	Whitestone and Pillarstone will own 84% and 16%, respectively, of the OP Units.

Special Committee Process
The transaction is the result of an active and extensive process led by Special Committees formed by the Boards of both companies, along with each Special Committee’s advisors. Both Special Committees were composed entirely of disinterested, independent trustees. The Pillarstone Special Committee and the Board of Trustees unanimously approved the transaction.

“This is a transformative transaction that will allow Pillarstone to focus on specific high-growth markets and capitalize on private and public real estate opportunities,” said Dennis Chookaszian, a trustee of Pillarstone and member of Pillarstone’s Special Committee. “Through this acquisition, we will have the ability to pursue a number of attractive ROI opportunities, including the potential redevelopment of the acquired assets for multi-family, industrial or office uses.”

Additional Transaction Terms

•
Contribution Agreement: Pillarstone has acquired the 14 real estate properties in exchange for OP Units as part of a non-cash “tax-efficient exchange” for Whitestone. The OP has assumed the existing loans of approximately $50.5 million for these properties plus an allocation of the debt of approximately $15.4 million from Whitestone’s credit facility.

•
OP Unit Purchase Agreement: Under the terms of the transaction agreement, Whitestone has agreed to purchase up to $3.0 million of OP Units during the two years following the transaction at a price of $1.331 per unit.

•
Management Agreement: Pillarstone also entered into two-year management agreements with Whitestone, whereby Whitestone will provide various services including managing and leasing the 14 real estate properties. Other services include, but are not limited to, brokerage, billing and rent collection, payment of bills, facility maintenance and accounting.

[1]	Based on a valuation of $1.331 per OP unit, which is a 24% discount to the closing price of Pillarstone common shares on the OTC Markets website of $1.75 per share on December 7, 2016.

Pillarstone’s portfolio now comprises 14 real estate properties in Dallas and Houston, which contain approximately 1.5 million square feet and are approximately 80.8% leased, providing potential upside from lease up, retenanting, development and redevelopment.

Closing
The transaction closed on December 8, 2016.

Advisors
Locke Lord LLP acted as legal counsel and Duff & Phelps LLC provided a fairness opinion to the Special Committee in connection with the transaction.

About Pillarstone Capital REIT
Pillarstone Capital REIT is a public company, focused on creating shareholder value through acquiring, developing and redeveloping non-retail commercial real estate. The Company was founded on March 15, 1994 and is headquartered in Houston, TX. Visit www.pillarstone-capital.com for additional information.

About Whitestone REIT
Whitestone REIT (NYSE: WSR) is a fully integrated real estate investment trust (“REIT”) that acquires, owns, manages, develops and redevelops high quality Ecommerce-resistant neighborhood, community and lifestyle retail centers. Whitestone’s 55 properties, covering approximately 4.4 million square feet are located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest-growing US population centers with highly educated workforces, high household incomes and strong job growth. Since the IPO in August 2010, Whitestone’s strategy to target shifting consumer behavior and purchasing patterns by partnering with national, regional and local tenants to provide daily necessities, needed services and conveniences that are not readily available online has delivered compound annual growth rates of 38%, 23%, 25% and 32% in net income, revenue, NOI, and FFO Core, respectively. Visit www.whitestonereit.com for additional information.

Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters, and include, without limitation, the Company’s beliefs and intentions regarding the performance and impact of the acquired assets and other factors detailed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Pillarstone Investor Relations
ir@pillarstone-capital.com
Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel, 212-355-4449
or
Amy Feng, 415-869-3950